Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-183015) pertaining to the SunCoke Energy, Inc. Savings Restoration Plan of SunCoke Energy, Inc. of our report dated March 29, 2016 relating to the statements of financial position of the SunCoke Energy, Inc. Savings Restoration Plan as of December 31, 2015 and 2014, and the related statements of changes in plan equity for the years ended December 31, 2015, 2014 and 2013 included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
March 29, 2016

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